EXHIBIT 11


               RHONE-POULENC RORER INC. AND SUBSIDIARIES
                Computation of Earnings Per Common Share
    (Unaudited-dollars and shares in millions except per share data)

                                                Three Months Ended
                                                    March 31,
                                               --------------------
                                                           Restated
                                                 1996        1995
                                               -------     --------
Net income per common share as reported:

Net income before preferred dividend           $ 85.0       $ 95.2

Less: Dividend on preferred stock               (11.0)        (5.7)
                                               ------       ------
Net income available to common shareholders    $ 74.0         89.5
                                               ======
Pro forma adjustments for interest and
  preferred dividends, net of tax effects
  net of tax effects                                          (1.6)
                                                            ------
Net income available to common shareholders,
  pro forma                                                $  87.9
                                                            ======
Average shares outstanding                      134.9        134.1
                                               ======       ======
Net income available to common shareholders
  per share                                    $  .55
                                               ======
Net income available to common shareholders
per share, restated pro forma                              $   .66
                                                            ======
Net income per common share assuming full dilution:

Net income before preferred dividend           $ 85.0      $  95.2

Less: Dividend on preferred stock               (11.0)        (5.7)
                                               ------       ------
Net income available to common shareholders    $ 74.0         89.5
                                               ======
Pro forma adjustments for interest and
  preferred dividends, net of tax effects                     (1.6)
                                                            ------
Net income available to common shareholders,
  pro forma                                                $  87.9
                                                            ======

Average shares outstanding                      134.9        134.1

Shares contingently issuable for stock plan       2.2           .6
                                                -----        -----
Average shares outstanding, assuming full
  dilution                                      137.1        134.7
                                                =====        =====
Net income available to common shareholders
per share, assuming full dilution              $  .54
                                                =====

Net income available to common shareholders
  per share, restated pro forma, assuming full
  dilution                                                 $   .65
                                                            ======

This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.